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                                                                     EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Emulex Corporation:

  We consent to incorporation by reference in the registration statements (Nos. 2-89162, 33-40959 and 33-44484) on Form S-8 of Emulex Corporation of our report dated August 4, 1999, except for the fourth paragraph of note 1 and the first paragraph of note 9, which are as of August 30, 1999, relating to the consolidated balance sheets of Emulex Corporation and subsidiaries as of June 27, 1999 and June 28, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 27, 1999, and the related schedule, which report appears in the June 27, 1999 annual report on Form 10-K of Emulex Corporation.

                                          KPMG LLP

Orange County, California
September 15, 1999

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